As filed with the Securities and Exchange Commission on October 29, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rogers Communications Inc.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 Bloor Street East, 10th Floor
Toronto, Ontario, Canada M4W 1G9
(416) 935-7777
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8400
(Name, address and telephone number of Agent for service)
Copies to:

Erik R. Tavzel Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class B Non-Voting Shares, including preferred dividend rights, without par value	3,000,000	US$37.93	US$113,790,000	US$8,113.23

(1)	Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Class B Non-Voting Shares, without par value, of Rogers Communications Inc. on the New York Stock Exchange on October 26, 2010.

ROGERS COMMUNICATIONS INC.

3,000,000 Class B Non-Voting Shares

DIVIDEND REINVESTMENT PLAN

This prospectus covers 3,000,000 Class B Non-Voting Shares (the “Class B Shares”), without par value, of Rogers Communications Inc. to be issued under our dividend reinvestment plan (the “Plan”).  The Plan provides holders of our Class A Voting Shares (the “Class A Shares”) and/or Class B Shares with a simple and convenient method of investing cash dividends declared on our Class A Shares and/or Class B Shares.  In October 2010, our Board of Directors (the “Board”) approved the Plan and the filing of this prospectus to, among other things, register Class B Shares to be issued pursuant to the Plan.

Under the Plan, holders of our Class A Shares and/or Class B Shares may opt to have cash dividends declared on their respective shareholdings reinvested in Class B Shares, which at the Company’s option, will be purchased on the Canadian open market (a “Market Purchase”) or newly issued by the Company (a “Treasury Purchase”).

Our current dividend policy contemplates the payment of a quarterly dividend of $0.32 per Class A Share and Class B Share.  Our dividend policy is reviewed periodically by the Board.  The declaration and payment of dividends are at the sole discretion of the Board and depend on, among other things, our financial condition, general business conditions, legal restrictions regarding the payment of dividends by us and other factors that the Board may at any point consider to be relevant.  As a holding company with no direct operations, we rely on cash dividends and other payments from our subsidiaries and our own cash balances and debt to pay dividends to our shareholders.  The ability of our subsidiaries to pay such amounts to us is subject to the various risks as outlined in and incorporated by reference into the registration statement on Form F-3 of which this prospectus forms a part.

Our Class A Shares may receive a dividend at a current quarterly rate of $0.32 per share only after the Class B Shares have been paid a dividend at a current quarterly rate of $0.32 per share.

Our Class B Shares are listed on the New York Stock Exchange (“NYSE”) and on the Toronto Stock Exchange (“TSX”) under the symbols “RCI” and “RCI.B”, respectively.  On October 26, 2010, the closing price for our Class B Shares on the NYSE was US$37.22 and on the TSX was $38.13.

The price that will be paid for a Market Purchase of Class B Shares under the Plan will be the average price paid by the Plan Agent for all such Class B Shares so purchased during the three trading days following the relevant Dividend Payment Date (as defined below), excluding for greater certainty brokerage commissions, fees and all transaction costs.  The price that will be paid for a Treasury Purchase of Class B Shares under the Plan will be the volume weighted average trading price of the Class B Shares on the TSX for the five trading days immediately preceding the relevant Dividend Payment Date.  In each case, the price paid is referred to as the “Average Market Price.”

We cannot estimate the anticipated proceeds from the issuance by RCI of new Class B Shares under the Plan, which will depend upon the market price of our Class B Shares, the extent of shareholder participation in the Plan and other factors.  RCI will not receive any proceeds from Market Purchases.  We will not pay underwriting commissions in connection with the Plan, but will incur costs of approximately US$96,613 in connection with this offering.

Investing in our Class B Shares involves risks.  See “Risk Factors” on page 1 of this prospectus.  See also “Forward-Looking Information” on page iii of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 29, 2010.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part.  References to this “prospectus” include documents incorporated by reference herein.  We have not authorized anyone to provide you with information that is different.  The information in or incorporated by reference into this prospectus is current only as of the date of this prospectus.  We are not making an offer of Class B Shares in any jurisdiction where the offer is not permitted by law.

Unless the context otherwise requires, in this prospectus (excluding the documents incorporated by reference herein) the terms “RCI”, the “Company”, “we”, “us” and “our” refer to Rogers Communications Inc. and its subsidiaries, references to Canadian dollars, “$” are to the currency of Canada and references to “US$” are to the currency of the United States.  Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada and are stated in Canadian dollars.

Before you invest, you should read this prospectus together with the information incorporated by reference and the additional information described below under the heading “Where You Can Find More Information”.  You should refer to the registration statement and the exhibits to the registration statement for further information.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Ontario Securities Commission under the Securities Act (Ontario) and filed with or furnished to the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), are specifically incorporated by reference into, and form an integral part of, this prospectus:

●	Annual Report on Form 40-F for the year ended December 31, 2009, filed with the Commission on February 26, 2010, which includes our annual information form for the year ended December 31, 2009;

●
our audited consolidated financial statements as at and for the years ended December 31, 2009 and 2008, together with the report of the auditors’ thereon, and our management’s discussion and analysis in respect of those statements;

●	our management information circular dated March 19, 2010 in connection with our annual meeting of shareholders held on April 29, 2010;

●
our unaudited interim consolidated financial statements as at September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009 and our management’s discussion and analysis in respect of those statements;

●	All other reports filed by us with the Commission under Section 13(a) or 15(d) of the Exchange Act since December 31, 2009;

●	our material change report filed February 23, 2010 relating to the renewal of our normal course issuer bid for our Class B Shares; and

●
The description of our Class B Shares contained in the Company’s Registration Statement on Form F-10, filed with the Commission on May 28, 2003, in the Company’s Amended Registration Statement on Form F-10/A filed with Commission on June 3, 2003, in the Company’s Registration Statement on Form F-10, filed with the Commission on April 15, 2004 and any amendment or report filed for the purpose of updating such description.

Any documents of the types referred to above (excluding confidential material change reports), business acquisition reports and updated earnings coverage ratio information filed by us with the Ontario Securities Commission, in each case subsequent to the date of this prospectus and prior to the termination of the Plan, shall be deemed to be incorporated by reference into this prospectus.  In addition, any such documents which are filed with or furnished to the Commission by us in our periodic reports on Form 6-K or annual report on Form 40-F after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part if and to the extent expressly provided in such report.

Upon a new annual information form and the related annual audited comparative financial statements and accompanying management’s discussion and analysis being filed with, and where required, accepted by, the Ontario Securities Commission during the currency of this prospectus, the previous annual information form, the previous annual audited comparative financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, material change reports, information circulars and business acquisition reports filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Class B Shares hereunder.  Upon interim financial statements and accompanying management’s discussion and analysis being filed by us with and, where required, accepted by, the Ontario Securities Commission during the currency of this prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this prospectus.

Information has been incorporated by reference in this prospectus from documents filed with the Ontario Securities Commission.  Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary, Rogers Communications Inc., at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9, Tel: 416-935-7777.  These documents may also be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to the Class B Shares and of which this prospectus forms a part.  This prospectus does not contain all of the information contained in the registration statement, to which reference is made for further information.

In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file or furnish reports and other information with or to the Commission.  Our recent Commission filings may be obtained over the Internet at the Commission’s website at www.sec.gov.  You may also read and copy any document we file or furnish with or to the Commission at the public reference facilities maintained by the Commission at 100 F Street N.E., Washington, D.C. 20549.  Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.  Copies of reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

FORWARD-LOOKING INFORMATION

This prospectus (including the documents incorporated by reference herein) includes “forward-looking information”, within the meaning of applicable Canadian securities laws, and “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information” or “forward-looking statements”), and assumptions concerning, among other things, our business, its operations and its financial targets, performance and condition. This forward-looking information and these assumptions include, but are not limited to, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, targets, expectations, anticipations, estimates or intentions. This forward-looking information also includes, but is not limited to, guidance and forecasts relating to revenue, adjusted operating profit, property, plant and equipment expenditures, free cash flow, dividend payments, expected growth in subscribers and the services to which they subscribe, the cost of acquiring subscribers, the deployment of new services, the currently estimated financial impacts of converting to IFRS accounting standards, and all other statements that are not historical facts. The words “could”, “expect”, “may”, “anticipate”, “assume”, “believe”, “intend”, “estimate”, “plan”, “project”, “guidance” and similar expressions are intended to identify statements containing forward-looking information, although not all forward-looking statements include such words. Forward-looking information is based on current objectives, strategies, expectations and assumptions, most of which are confidential and proprietary, that we believe to be reasonable at the time including, but not limited to, general economic and industry growth rates, currency exchange rates, product pricing levels and competitive intensity, subscriber growth and usage rates, changes in government regulation, technology deployment, device availability, the timing of new product launches, content and equipment costs, the integration of acquisitions, and industry structure and stability, and current guidance from accounting standards bodies. Except as otherwise indicated, forward-looking information in this prospectus (including the documents incorporated by reference herein) does not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be considered or announced or may occur after the date the statement containing the forward-looking information is made.

We caution that all forward-looking information, including any statement regarding targets or our current intentions, is inherently subject to change and uncertainty and that actual results may differ materially from the assumptions, estimates or expectations reflected in the forward-looking information. A number of factors could cause our actual results to differ materially from those in the forward-looking information or could cause our current objectives and strategies to change, including, but not limited to:

●	new interpretations from accounting standards bodies,

●	economic conditions,

●	technological change,

●	the integration of acquisitions,

●	unanticipated changes in content or equipment costs,

●	changing conditions in the entertainment, information and communications industries,

●	regulatory changes,

●	litigation and tax matters,

●	the level of competitive intensity and

●	the emergence of new opportunities.

Many of these factors are beyond our control and current expectation or knowledge. Therefore, should one or more of the above risks or other factors materialize, should our objectives or strategies change, or should any other factors underlying the forward-looking information prove incorrect, our actual results and our plans and targets may vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering any statements containing forward-looking information and that it would be unreasonable to rely on such statements as creating any legal rights regarding our future results or plans.  We are under no obligation (and we expressly disclaim any such obligation) to update or alter statements containing forward-looking information or assumptions whether as a result of new information, future events or otherwise, except as required by law. Before making any investment decision in respect of the Plan and for a detailed discussion of the risks, uncertainties and environment associated with our business, operations and financial performance and condition, fully review the disclosure incorporated by reference into and included in this prospectus, including the risks referenced in the “Risk Factors” section in this prospectus.

ROGERS COMMUNICATIONS INC.

Rogers Communications Inc. is a diversified Canadian communications and media Company amalgamated under the Business Corporations Act (British Columbia).  We are Canada’s largest provider of wireless voice and data communications services and one of Canada’s leading providers of cable television, high-speed Internet and telephony services.  Through our wholly-owned subsidiary, Rogers Media Inc., and its subsidiaries we are engaged in radio and television broadcasting, televised shopping, magazines and trade publications and sports entertainment.

Our principal executive office is located at 333 Bloor Street East, 10th Floor, Toronto, Ontario, Canada M4W 1G9, telephone number (416) 935-7777.  Our agent for service in the United States is CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York, 10011, Tel: (212) 894-8400.

Our Class B Shares are listed on the NYSE and on the TSX under the symbols “RCI” and “RCI.B”, respectively.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Class B  Shares, you should consider carefully these risks together with all risks described in the documents incorporated by reference herein, including subsequent documents incorporated by reference into this prospectus.  Discussions of certain risks and uncertainties affecting our business are provided in our annual information form, our management’s discussion and analysis for the year ended December 31, 2009 and our management’s discussion and analysis for the nine months ended September 30, 2010 (or, as applicable, our annual information form and our management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this prospectus.  These are not the only risks and uncertainties that we face.  Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us.  If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.  You should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Class B Shares you are purchasing or selling under the Plan at the time you elect to reinvest your dividends, purchase additional Class B Shares or instruct the Plan Agent to sell your Class B Shares.

The price of our Class B Shares may fluctuate between the time you decide to reinvest in, purchase or sell Class B Shares under the Plan and the time of the actual reinvestment, purchase or sale.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Computershare Trust Company of Canada or such other agent as may be designated by the Company from time to time (the “Plan Agent”) administers the Plan.  If you instruct the Plan Agent to sell Class B Shares under the Plan, you will not be able to direct the date, time or price at which your Class B Shares are sold.  The price of our Class B Shares may change adversely between the time you decide to purchase or sell your Class B Shares and the time of actual purchase or sale.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Class B Shares that may be sold under the Plan or the prices at which such Class B Shares may be sold.  In the case of Treasury Purchases, we will receive proceeds from the sale of Class B Shares that the Plan Agent purchases from the Company.  We intend to use any such proceeds for general corporate purposes.

DESCRIPTION OF THE PLAN

The following is a summary of the material attributes of the Plan.  The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part.  The 3,000,000 Class B Shares offered by this prospectus, if, as and when issued, will be issued pursuant to the Plan, which will be effective as of November 1, 2010.

1. The Plan

The Plan provides a convenient means for eligible holders of Class A Shares and/or Class B Shares to acquire additional Class B Shares by reinvesting all or a portion of the cash dividends paid on their respective shareholdings.

Under the Plan, Class B Shares are purchased on the Canadian open market or issued by the Company, as determined by RCI, at 100% of the Average Market Price in all cases.  Participants in the Plan (“Participants”) do not pay brokerage commissions or service charges in connection with shares purchased under the Plan.  All administrative costs of the Plan are borne by the Company.

Where Class B Shares are issued by the Company, the Company will retain additional capital funds which will be used for its general corporate purposes.

2. Eligibility

Any registered holder of Class A Shares and/or Class B Shares that is a resident of Canada or the United States is eligible to become a Participant.  Dividends to be reinvested by shareholders outside of Canada will continue to be subject to withholdings under applicable tax laws and the amount reinvested will be reduced by the amount of the tax withheld.

Beneficial Shareholders, shareholders who are the beneficial owner but not the registered owner of Class A Shares and/or Class B Shares (such as the owner of shares which are held in a brokerage account or a registered retirement savings plan but are registered in the name of a securities dealer or trustee), should consult with the relevant intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries. Some intermediaries may require Beneficial Shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for Beneficial Shareholders to become registered shareholders, which will not be paid for by RCI or the Plan Agent.

3. Enrollment

Eligible shareholders may enroll in the Plan at any time by completing a Reinvestment Enrollment Participant-Declaration Form (the “Enrollment Form”) or by downloading and duly completing the Enrollment Form on the Plan Agent’s website at www.computershare.com/rogers.  Once an eligible shareholder has enrolled in the Plan, such shareholder’s participation will continue until termination of such participation by such Participant, RCI terminates such Participant’s participation (as set forth below) or until RCI terminates the Plan.

All or a portion of an eligible shareholder’s Class A Shares and/or Class B Shares may be enrolled.  A Participant may adjust the number of shares enrolled in the Plan by completing a new Enrollment Form.  A shareholder who owns both Class A Shares and Class B Shares may, but is not required to, enroll both classes of shares.

A completed Enrollment Form must be received by the Plan Agent no later than five business days prior to the record date for any cash dividend in order for that dividend to be reinvested under the Plan.

4. Dividend Reinvestment

The Plan Agent will act as administrator of the Plan for the Company.  On the date chosen by the Board for the payment of a cash dividend on Class A Shares and/or Class B Shares (the “Dividend Payment Date”), the Plan Agent will receive any cash dividends payable to a Participant (less any withholdings under applicable tax laws) on such Participant’s Class A Shares and/or Class B Shares and all Class B Shares, including any fraction of a Class B Share held in the Participant’s account, and use those funds to purchase Class B Shares.  At the election of RCI, the Class B Shares will be either Market Purchases or Treasury Purchases. All Market Purchases will be made by the Plan Agent on such terms as the Plan Agent may determine.

Cost of Shares Acquired Under the Plan

The cost to the Participant for the Class B Shares acquired under the Plan will be the Average Market Price.

Accounts Maintained by Plan Agent

The Plan Agent will maintain an account for each Participant’s holdings under the Plan.  All Class B Shares (including fractional Class B Shares) acquired for a Participant under the Plan will be registered in the name of the Plan Agent.  Fractions will be computed to six decimal places.  Certificates will not be issued to Participants for Class B Shares (whether whole or fractional) held under the Plan.

Once a Participant is enrolled in the Plan, any future dividends (less any withholdings under applicable tax laws) on all of the Participant’s Class A Shares and/or Class B Shares registered in the name of a Participant that are enrolled in the Plan and all Class B Shares held in the Plan account by the Plan Agent on behalf of such Participant as a result of the reinvestment of dividends under the Plan, including any fraction of a Class B Share so held (the “Participant’s Shares”), whether held at the time of enrollment in the Plan or acquired subsequently, are reinvested under the Plan.

No Fixed Number of Shares Available or Fixed Time Period

There is no fixed number of Class B Shares available under the Plan nor is there a fixed time period during which shareholders may enroll in the Plan, subject to the number of authorized Class B Shares and the limitations noted in the section above entitled “Enrollment”.  RCI  reserves the right to specify a maximum number of Class B Shares available under the Plan, at its sole discretion.

5. Fees

Participants do not pay brokerage commissions or service charges in connection with the purchase, receipt or administration of the Class B Shares under the Plan.  All such administrative costs, including the Plan Agent’s fees and expenses, are paid by RCI.

6. Withdrawal or Sale of Shares from a Plan Account

Whole Class B Shares may be withdrawn or sold from the Participant’s account under the Plan.  Upon receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole Class B Shares from the Participant’s account and deliver a share certificate in the Participant’s name.

Upon receipt of a sale request, the Plan Agent will sell the number of Class B Shares specified in the request through a stock broker designated by the Plan Agent as soon as reasonably practicable.  The Plan Agent will pay the proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, to the Participant by cheque.

If a notice of sale is received by the Plan Agent on or after a Dividend Record Date but before the corresponding Dividend Payment Date, dividends on the Class B Shares to be sold will be reinvested in Class B Shares on such corresponding Dividend Payment Date in accordance with the Plan.  Dividends on Class B Shares that have been or are to be withdrawn from a Participant’s account and certificated, as described above, will continue to be reinvested under the Plan until such Class B Shares are sold or otherwise transferred.

Fractional Class B Shares may not be withdrawn or sold.

7. Termination of Participation

Termination by Participant

A Participant may terminate its participation in the Plan at any time.  If appropriate notice of termination is not received by the Plan Agent at least five business days prior to the record date, termination of the Participant’s account will not occur until after the corresponding Dividend Payment Date and the corresponding dividend reinvestment has been completed.

Termination by RCI

The Company reserves the right to terminate a Participant’s participation in the Plan:

(a) with prior written notice where, (i) a Participant’s account is deemed inactive by the Company, (ii) a Participant holds less that one Class A Share and/or Class B Share over a period of 12 consecutive months or (iii) such Participant is no longer the registered holder of any Class A Shares or Class B Shares enrolled in the Plan; or

(b) without prior notice where such Participant has abused the Plan to the detriment of the RCI or its shareholders or the Participant is no longer eligible.

Following Termination of Participation in the Plan

Upon termination of participation in the Plan, a Participant will receive a certificate for the Participant’s whole Class B Shares and a cheque representing payment for any fraction of a Class B Share held in such Participant’s account.

A terminating Participant may direct the Plan Agent to sell all of the Participant’s Class B Shares and any fraction of a Class B Share credited to such Participant’s account under the Plan.  In this event, the Plan Agent will sell such Participant’s Shares through a stock broker designated by the Plan Agent as soon as reasonably practicable following receipt by the Plan Agent of notice of termination.  The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the terminating Participant by the Plan Agent together with a cheque for any fraction of a Class B Share held in such Participant’s account.

Where the Plan Agent has received notice of the death of a Participant such Participant’s participation will automatically terminate.  A certificate for such Participant’s whole Class B Shares and a cheque representing payment for any fraction of a Class B Share will be issued in the name of the deceased or in the name of the estate of the deceased, as requested.

With respect to any fraction of a Class B Share, the Plan Agent will pay cash less brokerage commissions, administrative fees and applicable taxes, if any, based on the closing price of the Class B Shares on the date of the sale of any remaining whole Class B Shares held in the account for such Participant or, failing that, the closing price of the Class B Shares on the date the certificate is issued for the Class B Shares held in the account for such Participant.

After termination of participation, dividends will be paid to the registered holder of the shares by cheque or deposit, as applicable.

8. Amendment, Suspension or Termination of the Plan

The Company reserves the right to amend, suspend or terminate the Plan at any time.  Any amendments to the Plan will be pre-cleared by the applicable stock exchanges and securities regulators, to the extent required by law.  All affected Participants will be sent written notice of any amendment to or suspension or termination of the Plan.

Suspension

In the event of suspension of the Plan, no dividend reinvestments will be made under the Plan.  Any dividends received on or after the effective date of suspension will be sent to the Participants by cheque or deposit, as applicable.

Termination

In the event of termination of the Plan, the Plan Agent will promptly send each Participant a certificate representing the whole Class B Shares held for such Participant under the Plan and a cheque for any fraction of Class B Shares. With respect to any fraction of a Class B Share, the Plan Agent will pay cash less brokerage commissions, administrative fees and applicable taxes, if any, based on the closing price of the Class B Shares on the date of the sale of any remaining whole Class B Shares held in the account for such Participant or, failing that, the closing price of the Class B Shares on the date the certificate is issued for the Class B Shares held in the account for such Participant.

9. Features of Shares Held Under the Plan

Rights Attached to Class B Shares

For a description of the material attributes and characteristics of the Class B Shares, Participants and prospective Participants should review the Company’s most recent Annual Information Form and the articles of the Company which are available at www.sec.gov and at www.sedar.com.

A Participant has all the rights of a holder of Class B Shares in respect of the Class B Shares held for the account of the Participant, subject to the following:

No Pledge or Sale of Shares Held Under the Plan

Except as expressly provided under the terms of the Plan, Participants may not pledge, sell or otherwise dispose of Class B Shares which are held for the account of the Participant by the Plan Agent, without withdrawing or selling such Class B Shares as described above.

Stock Splits and Stock Dividends and Shares Held Under the Plan

If Class B Shares or any other securities or property are distributed pursuant to a stock split of, or stock dividend or any other form of in specie distribution on any Participant’s Class B Shares, such Class B Shares or other securities or property received by the Plan Agent for Participants under the Plan will, in the case of a distribution of Class B Shares, be retained by the Plan Agent and credited proportionately to Participants’ respective accounts, and in the case of other securities or property, be further distributed to Participants based on their respective entitlement thereto.

10. Responsibilities of RCI and the Plan Agent

Neither RCI nor the Plan Agent shall be liable for any act or omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a) with respect to the prices and times at which Class B Shares are purchased or sold under the Plan,
(b) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death,
(c) arising out of any actions or responsibilities of any intermediaries acting on behalf of Beneficial Shareholders of RCI shares,
(d) relating to the tax liability of the Participant, or any withholdings under applicable tax law or
(e) actions taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither the Company nor the Plan Agent can assure a profit or protect against a loss on Class B Shares held from time to time for the Participant under the Plan.

Notwithstanding any other provision of the Plan, shareholders may not enroll, terminate or change the number of shares enrolled in the Plan or sell securities from their Plan account at any time when they have knowledge of an undisclosed material fact or material change with respect to RCI or when they are prohibited from doing so under RCI’s Disclosure and Trading and Reporting Policy or any similar insider trading policy in effect from time to time.

11. Rules and Regulations

RCI may from time to time adopt rules and regulations to facilitate the administration of the Plan and to comply with applicable law (including Canadian and U.S. securities laws).  Such rules and regulations will be binding upon all shareholders (including those who may have already become Participants) when adopted.  Additionally, RCI reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure its efficient and equitable operations in the best interests of the Company.  Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by RCI.

12. Taxes

See “Canadian Federal Income Tax Considerations” and “United States Federal Income Tax Considerations” on pages 6 and 7, respectively, for a discussion of certain income tax considerations related to the Plan.

THE SUMMARY CONTAINED IN THE SECTIONS REFERENCED ABOVE IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE INCOME TAX CONSIDERATIONS AND IS NOT INTENDED NOR SHOULD IT BE CONSTRUED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

13. Notices

All notices, statements, cheques and share certificates will be mailed to a Participant at the last address recorded in the Plan Agent’s records.  All notices to the Plan Agent should be mailed to the address shown on page 20 of the Plan Document.  All notices to the Company should be mailed to the address shown on page 20 of the Plan Document.  The Plan Document is filed as exhibit 4.2 to this registration statement.

14. Governing Law

The Plan shall be governed and construed under the applicable laws of the province of Ontario and the federal laws of Canada.

15. Effective Date

The effective date of the Plan is November 1, 2010.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

THE FOLLOWING SUMMARY OF TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT.  IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRIES OF RESIDENCE.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to Participants who reinvest cash dividends in additional Class B Shares under the Plan. This summary is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder, all specific proposals to amend the Tax Act or the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law and does not take into account provincial, territorial or foreign income tax legislation or considerations.

Canadian Taxes for Residents of Canada

This portion of the summary is applicable to Participants who, for purposes of the Tax Act and at all relevant times, are resident in Canada, hold their Class B Shares as capital property and deal at arm’s length with RCI. Participants will be subject to tax under the Tax Act on all dividends which are reinvested in Class B Shares under the Plan, in the same manner as the Participant would have been if the dividends had been received directly by the Participant in cash. The cost to a Participant of Class B Shares purchased on the reinvestment of dividends under the Plan will be the Canadian dollar equivalent of the price paid by the Plan Agent for the Class B Shares plus any costs of acquisition. The cost of such Class B Shares will be averaged with the adjusted cost base of all other Class B Shares held by the Participant as capital property for purposes of subsequently computing the adjusted cost base of each Class B Share owned by the Participant. A disposition of Class B Shares, whether by the Participant directly or by the Plan Agent on behalf of the Participant, may give rise to a capital gain (or loss). The payment of cash in settlement of a fraction of a Class B Share on termination of participation in the Plan will constitute a disposition of such fraction of a Class B Share for proceeds of disposition equal to the cash payment. The issuance of a share certificate in the Participant’s name in respect of the Class B Shares will not constitute a disposition of such Class B Shares.

Canadian Taxes for Non-Residents of Canada

This portion of the summary is applicable only to Participants who, for purposes of the Tax Act, and at all relevant times, are not resident or deemed to be resident in Canada, deal at arm’s length with RCI, do not use or hold and are not deemed to use or hold their Class A Shares and/or Class B Shares in carrying on business in Canada and do not carry on an insurance business in Canada and elsewhere. Dividends paid or credited on Class A Shares and/or Class B Shares to a non-resident of Canada, including dividends reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of any applicable tax treaty. If the Participant is entitled to benefits under the Canada-United States Income Tax Convention (1980) (the “Convention”), the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be reinvested under the Plan will be reduced by the amount of the tax withheld.

Gains realized on the disposition of Class B Shares acquired under the Plan by a non-resident of Canada will not generally be subject to tax under the Tax Act unless such shares are or are deemed to be “taxable Canadian property” within the meaning of the Tax Act and the non-resident is not entitled to relief under a tax treaty between Canada and the non-resident’s country of residence. Generally, a Class B Share will not constitute “taxable Canadian property” of a Participant provided that: (a) the Class B Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSX and the NYSE) at the time of the disposition; (b) at no time during the 60-month period immediately preceding the disposition or deemed disposition of the Class B Share: (i) were 25% or more of the issued shares of any class or series of the capital stock of RCI owned by, or did 25% or more of the issued shares of any class or series of the capital stock of RCI belong to, one or any combination of the Participant and persons with whom the Participant did not deal at arm’s length (within the meaning of the Tax Act); and (ii) was more than 50% of the fair market value of the Class B Share derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource property (as defined in the Tax Act); (C) timber resource property (as defined in the Tax Act); and (D) options in respect of, or interests in, or rights in, property described in any of (A) through (C) above, whether or not such property exists; and (c) the Class B Share is not otherwise deemed under the Tax Act to be taxable Canadian property.

United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations generally applicable to United States Participants (as defined below) who reinvest cash dividends in additional Class B Shares under the Plan. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and judicial and administrative interpretations, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. As used in this summary, “United States Participant” means a beneficial owner of Class A Shares and/or Class B Shares held as capital assets and purchased pursuant to the Plan, if such beneficial owner is, for United States federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to United States federal income taxation regardless of its source; or

●
a trust if (i) a United States court can exercise primary jurisdiction over such trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes.

This summary does not address all aspects of United States federal income tax law that may be relevant to United States Participants based upon their particular circumstances or to United States Participants subject to special treatment under United States federal income tax law (including, but not limited to, banks, insurance companies, tax-exempt organizations, regulated investment companies, financial institutions, broker-dealers or movers of 10% or more in terms of vote or value of RCI stock, persons whose functional currency is not the United States dollar, persons that beneficially own Class A Shares and/or Class B Shares as part of a straddle, hedging or conversion transaction, individual retirement accounts or tax-deferred accounts and persons liable for the alternative minimum tax). This summary also does not address foreign, state or local tax laws or the tax consequences of other United States federal laws.

If an entity treated as a partnership for United States federal income tax purposes participates in the Plan, the tax treatment of such partnership and each partner thereof generally will depend upon the status and activities of the partnership and the partner. Any such partnership or partner thereof should consult its own tax advisor regarding the United States federal income tax considerations relating to participation in the Plan.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE PLAN AND OWNING OUR CLASS B SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

United States Participants who reinvest cash dividends in additional Class B Shares will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Class B Shares acquired with reinvested dividends pursuant to the Plan, plus the amount of any Canadian withholding tax withheld therefrom.

The taxable fair market value of the Class B Shares so acquired will be equal to the average of the high and low sale prices of Class B Shares on the “Dividend Crediting Date” (defined below) as reported on the principal securities exchange on which the Class B Shares are traded.  In the case of Class B Shares purchased directly from the Company, the Dividend Crediting Date is the Dividend Payment Date.  In the case of Class B Shares purchased on the Canadian open market after the Dividend Payment Date, while the law is not clear, we believe that the Dividend Crediting Date is the last day taken into account in determining the Average Market Price under the Plan, since that day is the first day on which the total number of Class B Shares that will be credited to the United States Participant can be determined.  In either case, the value of the Class B Shares on the Dividend Crediting Date may be higher or lower than the Average Market Price used to determine the number of Class B Shares credited to the United States Participant under the Plan.  As a result, the taxable income to the United States Participant may be different than the amount of the cash dividend.

The distribution (without reduction for any Canadian taxes withheld) will be includible in a United States Participant’s income as a taxable dividend to the extent of RCI’s current and accumulated earnings and profits as determined for United States federal income tax purposes. Any such dividend paid to a United States Participant who is taxable as an individual in tax years beginning before January 1, 2011 generally may qualify for the preferential rate of United States federal income tax (to a maximum rate of 15%) applicable to “qualified dividend income” provided that certain requirements, including certain holding period requirements, are satisfied. The amount of any such dividend will not be eligible for the dividends received deduction generally available to corporate shareholders on dividends received from a United States corporation. Subject to certain limitations under the Code, Canadian taxes withheld from any such dividends may be eligible for credit against a United States Participant’s United States federal income taxes.

A United States Participant’s tax basis per share for Class B Shares acquired pursuant to the Plan will equal the fair market value per Class B Share on the Dividend Crediting Date. A United States Participant’s holding period for Class B Shares acquired pursuant to the Plan will begin on the day following the Dividend Crediting Date.

United States Participants generally will recognize a gain or loss for United States federal income tax purposes when they sell, exchange or otherwise dispose Class B Shares and when they receive cash payments for fractional Class B Shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of such gain or loss will be the difference, if any, between the amount a United States Participant receives for such Class B Shares or fraction thereof and the adjusted tax basis of such Class B Shares or fraction thereof. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the United States Participant’s holding period for such Class B Shares or fraction thereof exceeds one year. For taxable years beginning on or before December 31, 2010, long-term capital gain of a non-corporate United States holder generally is taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Such gain or loss recognized by a United States Participant generally will be treated as gain or loss from sources within the United States for foreign tax credit limitation purposes.

The tax considerations set forth above may differ materially if RCI is regarded as a “passive foreign investment company” (“PFIC”) for United States federal income tax purposes. RCI will be a PFIC for United States federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any company in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. RCI does not believe that it has been a PFIC for any of its prior taxable years and, based on its current operations and projections, does not believe that it is or will become a PFIC in the foreseeable future. However, because RCI’s income and assets and the nature of its activities may vary from time to time, there can be no assurance that RCI will not be treated as a PFIC in any taxable year or that the United States Internal Revenue Service (the “IRS”) will agree with RCI’s conclusion regarding its PFIC status. If a United States Participant owns Class B Shares during a taxable year in which RCI is a PFIC, the PFIC rules generally will apply to a United States Participant thereafter, even if in subsequent taxable years RCI no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the IRS regarding whether RCI is a PFIC.

In general, if RCI were to be treated as a PFIC, certain adverse rules would apply to dividends received from RCI and to dispositions of Class B Shares (potentially including dispositions that would not otherwise be taxable). United States Participants are urged to consult their tax advisors about the application of the PFIC rules and the potential impact of such rules to their particular circumstances.

Under certain circumstances, United States backup withholding tax and/or information reporting may apply to United States Participants with respect to payments made on or proceeds from the sale, exchange or other taxable disposition of Class B Shares, unless an applicable exemption is satisfied. United States Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against a United States Participant’s United States federal income tax liability, if any, or will be refunded, if such United States Participant furnishes the required information to the IRS on a timely basis.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the Province of British Columbia, Canada and our principal executive office is located in the Province of Ontario.  Most of our directors, substantially all of our officers, and most of the experts named in the documents incorporated by reference herein, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside of the United States.  As a result, it may be difficult for investors in the United States to bring an action against directors, officers or experts who are not resident in the United States.  It may also be difficult for an investor to enforce a judgment obtained in a United States court predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof against those persons or RCI.

Under Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”),

(a)  a director or officer of RCI,

(b)  a former director or officer of RCI,

(c)  a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of RCI or at the request of RCI,

(d)  an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of RCI (any corporation or entity referred to in (c) or (d), an “associated corporation”; and any individual described in (a) through (d), an “eligible individual”) or

(e)  any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an “eligible party”),

may be indemnified by RCI against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible individual being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, RCI or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees (“expenses”) related to, any such action or proceeding (an “eligible proceeding”); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

Under Section 161 of the BCBCA, an eligible party must, after the final disposition of an eligible proceeding, be paid by RCI the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding.

Under Section 162 of the BCBCA, an eligible party may be paid by RCI, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that RCI must not pay such expenses unless RCI first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of RCI or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual’s conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of RCI or an associated corporation or (iv) in certain circumstances, RCI is or was prohibited from doing so by its charter (each of items (i) to (iv), a “statutory prohibition”).

Under Section 163 of the BCBCA, RCI must not make an indemnification or payment under Sections 160 to 162 if there is a statutory prohibition.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of RCI or an eligible party, order RCI to indemnify or to pay expenses, despite Sections 160 to 163 of the BCBCA.

The articles of RCI provide that RCI shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer or former director or officer of RCI or a person who acts or acted at RCI’s request as a director or officer, or in a similar capacity of another entity, and the heirs and personal or other legal representatives of such a person, in accordance with, and to the fullest extent and in all circumstances permitted by the BCBCA.  The articles further provide that RCI may enter into indemnification agreements, including without limitation, provisions therein whereby a court order approving indemnification will be applied for, if required.  The foregoing rights and powers of RCI are in addition to and not in substitution for any other rights and powers regarding indemnification, payment of expenses and insurance.

Under the BCBCA, the articles of RCI may affect the power or obligation of RCI to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

As contemplated by Section 165 of the BCBCA, RCI has purchased insurance against potential claims against the directors or officers of RCI and against loss for which RCI may be required or permitted by law to indemnify such directors and officers.

RCI has entered into indemnification agreements with certain of its officers and directors that indemnify such persons to the maximum amount permitted by applicable law.  Pursuant to these agreements, RCI has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

Subject to the discussion below we will distribute Class B Shares purchased pursuant to the Plan as described in this prospectus.  The Plan Agent will assist in the identification of shareholders, execute transactions in Class B Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our Class B Shares sold under the Plan.  You will pay no brokerage commissions or trading or transaction fees on Class B Shares purchased through the Plan with reinvested dividends.  However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transaction fees upon the sale of your Class B Shares that are subject to the Plan, including the sale of your Class B Shares upon the termination of participation in the Plan.  Our Class B Shares are currently listed for trading principally on the NYSE and the TSX under the symbols “RCI” and “RCI.B”, respectively.

Persons who acquire our Class B Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act.  We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of Class B Shares so purchased.

Certain of our major shareholders, directors, officers or members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts to the market price applicable to Class B Shares purchased pursuant to the reinvestment of dividends under the Plan.  Those transactions may cause fluctuations in the trading price and volume of our Class B Shares.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of our Class B Shares to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2010.  The table below is unaudited and should be read in conjunction with our consolidated financial statements and other financial data, which are incorporated by reference herein.

As of September 30, 2010
(unaudited) (in millions)

Cash and cash equivalents(1)	$344
Long-term debt:
Bank Credit facility, due 2013(1) (2)	$175
Outstanding Senior Public Debt(2)
7.25% Senior Notes due 2012	484
7.875% Senior Notes due 2012	360
6.25% Senior Notes due 2013	360
6.375% Senior Notes due 2014	772
5.50% Senior Notes due 2014	360
7.50% Senior Notes due 2015	566
6.75% Senior Notes due 2015	288
5.80% Senior Notes due 2016	1,000
6.80% Senior Notes due 2018	1,441
5.38% Senior Notes due 2019	500
4.70% Senior Notes due 2020	900
8.75% Senior Debentures due 2032	206
7.50% Senior Notes due 2038	360
6.68% Senior Notes due 2039	500
6.11% Senior Notes due 2040	800
Fair value decrement arising from purchase accounting	(5)
Total long-term debt	$9,067
Shareholders’ equity
Class A Shares, without par value
(112,474,388 shares authorized; 112,462,014 shares issued and outstanding as of September 30, 2010)	$72
Class B Shares, without par value
(1,400,000,000 shares authorized; 453,155,899 shares issued and outstanding as of September 30, 2010)	$436
Contributed Surplus	1,420
Retained earnings	1,985
Accumulated other comprehensive income	212

Total shareholders’ equity	$4,125
Total capitalization	$13,192

(1)
At September 30, 2010, we had cash on hand of $344 million and there was $175 million borrowed under our $2.4 billion bank credit facility, comprised of bankers’ acceptances which were repaid from cash on hand on their scheduled maturity date of October 15, 2010.

(2)
For further details in respect of our bank credit facility and senior public debt, see Note 14 to our audited consolidated financial statements as at and for the years ended December 31, 2009 and 2008 and Note 6 to our unaudited interim consolidated financial statements as at September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009.

SUMMARY OF CERTAIN PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS AND
BRITISH COLUMBIA CORPORATE LAW

Organization and Capacity

The Company is amalgamated under the BCBCA.  There is no restriction in the articles of RCI on the businesses that may be carried on by the Company and the powers that the Company may exercise.  The Company has the capacity and the rights, powers and privileges of an individual of full capacity.

Directors

Conflicts of Interest

The BCBCA contains detailed provisions with regard to a director’s power to vote on a proposal, arrangement or contract in which the director is materially interested.  These provisions include procedures for disclosure of the conflict of interest and the timing of such disclosure and other provisions for dealing with such conflicts of interest.

In general a director is not entitled to vote on any directors’ resolution relating to a contract or transaction in which that director is materially interested.  A director is materially interested if (i) the contract or transaction is material to the Company; and (ii) the director has a material interest in the contract or transaction or the director is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction.  A director who is materially interested may be counted in the quorum at a meeting at which the contract or transaction is considered for approval, although as a matter of practice such director may refrain from participating in discussion of the matter.  In addition under the articles of RCI such contract or transaction must be referred to the Board if it is one that in the ordinary course of the Company’s business would not require approval by the Board or shareholders.

Compensation

A director has the power to vote on any contract or transaction that relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of the Company or an affiliate of the Company and there is no restriction in the articles of RCI as to voting on compensation to any other member of the Board.

Borrowing Powers

Under the articles of RCI, the directors may from time to time on behalf of the Company borrow money in such manner and amount, on such security, from such sources and upon such terms and conditions as they deem appropriate.  The powers of the directors in this regard may be exercised by a committee or other delegate, direct or indirect, of the Board authorized to exercise such power.  Such borrowing powers may be varied by an ordinary resolution of the holders of Class A Shares altering the articles of RCI, requiring the affirmative vote of at least a simple majority of the votes cast.

Retirement and Share Qualification

There is no provision in the articles of RCI requiring the retirement of directors under an age limit requirement.  Under share ownership guidelines, each non-employee director is required to own four times his or her annual cash retainer in any combination of Class A Shares, Class B Shares and Deferred Share Units during his or her term of service as a director of the Company.  Directors have five years to attain required ownership levels.

Share Rights

Class A Shares and Class B Shares

There are 112,474,388 authorized Class A Shares, without par value.  Each Class A Share carries the right to 50 votes on a poll at meetings of shareholders of the Company other than any meetings of the holders of a particular class or series of shares of which the Class A Shares do not form a part.  Class A Shares are convertible on a one for one basis into Class B Shares.  There are 1.4 billion authorized Class B Shares, without par value.  Holders of Class B Shares are entitled to receive notice of and attend meetings of shareholders of the Company (other than any meetings of the holders of a particular class or series of shares of which the Class B Shares do not form a part), but, except as required by law or stock exchanges, are not entitled to vote at such meetings.

Dividends on Class A Shares and Class B Shares may be declared and paid at the discretion of the directors.  No dividend shall be paid on the Class A Shares in a calendar year unless dividends aggregating $0.05 per share have been paid on the Class B Shares in such calendar year.  Once dividends aggregating $0.05 per share have been paid on the Class B Shares within a calendar year, no further dividends shall be paid on them in such calendar year unless dividends aggregating $0.05 per share have been paid on the Class A Shares in such calendar year.  Once the foregoing dividends have been paid, no holder of a Class A Share shall be entitled to be paid any additional amount as a dividend unless at the same time a dividend in the same amount is paid on Class B Shares and the same situation applies mutatis mutandis to the holders of a Class B Shares.  In the event of the liquidation, dissolution or winding up of the Company or other distribution of property and assets of the Company among its shareholders, all the property and assets of the Company available for distribution to the holders of the Class A Shares and Class B Shares shall be paid and distributed equally share for share.

In February 2010, the Board adopted a dividend policy which increased the annualized dividend from $1.16 to $1.28 per Class A Share and Class B Share effective immediately to be paid quarterly in amounts of $0.32 per share.  The Class A Shares and Class B Shares share equally after payment of a dividend of $0.32 per share for each class.  Such quarterly dividends are only payable as declared by the Board and there is no entitlement to any dividends.

There are no redemption rights attached to the Class A Shares or Class B Shares.

Preferred Shares

There are 400 million authorized Preferred Shares without par value, issuable in series, the number and rights and terms of each series to be fixed by the Board of directors prior to the issue of such series.

The Board may (subject to the limitations set forth in the articles of RCI and the BCBCA) determine the identifying name of the shares of such series and the special rights or restrictions attaching to such shares, including without limitation the rate of preferential dividends, and whether or not the same shall be cumulative, the dates of payment thereof, the right, if any, to participate in further dividends and other distributions by the Company, the redemption price and terms and conditions of redemption, including the rights, if any, of the holders of the Preferred Shares of such series to require the redemption thereof, the conversion rights (if any) and any redemption fund, purchase fund or other provisions to be attached to the Preferred Shares of such series except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company.

The Preferred Shares are entitled to preference over the Class A Shares, the Class B Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to the payment of fixed dividends; provided that the directors may specify that a particular series shall participate in dividends that are not fixed as to amount, on a share for share basis or otherwise, on a parity with the Class A Shares or Class B Shares or any other shares of the Company ranking junior to the Preferred Shares.  The Preferred Shares of each series may also be given such other preferences over the Class A Shares, the Class B Shares and any other shares ranking junior to the Preferred Shares as may be determined before the issue thereof.

Other Aspects of Shares

The Class A Shares are voted at each annual general meeting for a Board (currently 18 members), and each member is elected for a term of office ending at the next following annual general meeting.  The directors do not stand for re-election at staggered intervals.  Cumulative voting is not permitted or required.  There are no sinking fund provisions with respect to the Class A Shares and Class B Shares.  There is no liability to further capital calls of the Company with respect to the Class A Shares and Class B Shares.  There are no provisions discriminating against any existing or prospective holder of Class A Shares and Class B Shares as a result of such holder owning a substantial number of shares, subject to foreign ownership constraints described below.

Changing Shareholders’ Rights

In order to change the rights of holders of Class A Shares and Class B Shares, an ordinary resolution of holders of Class A Shares is needed, requiring the affirmative vote of at least a simple majority of the votes cast.  In addition, if the class rights are prejudiced or interfered with, there is a special separate resolution of a class needed, requiring the affirmative vote of at least 3/4 of the votes cast.  These conditions are within the range required by law and are not more significant than are required by law.

Shareholders’ Meetings

An annual general meeting may be held at such time and at such place as the Board, the chairman, any vice-chairman or the president may determine.  There must be an annual general meeting in each calendar year and no later than 15 months from the last meeting (unless otherwise authorized by the British Columbia Registrar of Companies).  The Board, the chairman, any vice-chairman or president may call a special general meeting at any time.  Notice of general meetings is required in accordance with securities laws, generally requiring that notice be sent at least 21 days before the meeting.

A meeting may be requisitioned by shareholders holding at least 1/20 of the shares entitled to be voted and a meeting may be called by order of the Supreme Court of British Columbia if it is satisfied that such a meeting should be called under the statutory provision.

Shareholders holding a certain required percentage of voting shares for a certain required period may commence a proposal procedure for business to be conducted at an annual general meeting, subject to compliance with statutory requirements.

All persons entitled to vote, including without limitation, their duly appointed proxyholders and other representatives entitled to vote on their behalf, are entitled to be present at a meeting of shareholders.  In addition, the directors, the secretary, assistant secretary, any lawyer for the Company, the auditors and others who, although not entitled to vote, are entitled or required under any provisions of the BCBCA or the Articles may attend.  Any other person may be admitted only by the chairman of the meeting or with the consent of the meeting.

Limitations on Rights to own Securities

The Articles impose restrictions on the transfer, voting and issue of Class A Shares and the transfer of non-voting shares in order to ensure that the Company remains qualified to hold or obtain licenses required to carry on certain of its business undertakings in Canada.  The Company is authorized to refuse to register transfers of any shares of the Company to any person who is not Canadian in order ensure that the Company remains qualified to hold the business licenses referred to above.

Change of Control

There is no provision in the articles or notice of articles of the Company that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate reorganization including the Company (or any of its subsidiaries).

Disclosure of Ownership

There are no provisions of the Articles or Notice of Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Laws at Variance

The laws applicable to the Company in the foregoing items are not significantly different from those of the United States and its territories.

Changes in Capital

There are no conditions imposed by the Articles and Notice of Articles governing changes in the capital that are more stringent than required by law.  In this regard, the requirement for an ordinary resolution is within the range of requirements permitted by the BCBCA.

DESCRIPTION OF SHARE CAPITAL

Preferred Shares

As of September 30, 2010 there were 400,000,000 authorized Preferred Shares without par value, issuable in series, with rights and terms of each series to be fixed by our Board of Directors prior to the issue of such series.  The Preferred Shares have no rights to vote at any general meeting of the Company.  As of September 30, 2010 no Preferred Shares have been issued.

Class A Shares and Class B Shares

As of September 30, 2010, there were 112,474,388 authorized Class A Shares, without par value, of which 112,462,014 were issued and outstanding.  Each Class A Share is entitled to 50 votes per share.  The holders of Class B Shares are entitled to receive notice of and to attend meetings of our shareholders but, except as required by law, are not entitled to vote at such meetings.  The Class A Shares may receive a dividend at a current quarterly rate of up to $0.32 per share only after the Class B Voting Shares have been paid a dividend at a current quarterly rate of $0.32 per share.  The Class A Shares are convertible on a one-for-one basis into Class B Shares.

As of September 30, 2010, there were 1.4 billion authorized Class B Shares, without par value, of which 453,155,899 were issued and outstanding.

In February 2010, we adopted a dividend policy which increased the annualized dividend rate by 10% from $1.16 to $1.28 per Class A Share and Class B Share effective immediately to be paid in quarterly amounts of $0.32 per share.

If an offer is made to purchase outstanding Class A Shares, there is no requirement under applicable law or the Company’s organizational documents that an offer be made for the outstanding Class B Shares and there is no other protection available to holders of Class B Shares under the Company’s organizational documents.  If an offer is made to purchase both Class A Shares and Class B Shares, the offer for the Class A Shares may be made on different terms than the offer to the holders of Class B Shares.

Our Articles impose restrictions on the transfer, voting and issue of our Class A Shares and Class B Shares in order to ensure that we remain qualified to hold or obtain licenses required to carry on certain of our business undertakings in Canada.  We are authorized to refuse to register transfers of any of our shares to any person who is not a Canadian in order to ensure that we remain qualified to hold the licenses referred to above.

Normal Course Issuer Bid (“NCIB”)

On February 17, 2010, we announced that the TSX had accepted a notice filed by RCI of our intention to renew our NCIB for a further one-year period commencing February 22, 2010 and ending February 21, 2011, and during such one-year period we may purchase on the TSX up to the lesser of 43.6 million Class B Shares and that number of Class B Shares that can be purchased under the NCIB for an aggregate purchase price of $1.5 billion.  The actual number of Class B Shares purchased under the NCIB and the timing of such purchases will be determined by RCI considering market conditions, stock prices, its cash position, and other factors.

During the nine months ended September 30, 2010, we purchased approximately 27 million Class B Shares for an aggregate purchase price of approximately $965 million.  Of these shares, 6.88 million were purchased pursuant to private agreements between RCI and arm’s length third party sellers for an aggregate purchase price of approximately $229 million.  These purchases were made under issuer bid exemption orders issued by the Ontario Securities Commission and is included in calculating the number of Class B Shares that we may purchase pursuant to the NCIB.

There cannot be any assurances as to how many shares will ultimately be acquired by RCI under the NCIB, and RCI intends that any shares acquired pursuant to the NCIB will be cancelled.  No NCIB is proposed to be made for RCI’s Class A Shares.

TRADING PRICE

Our Class B Shares are traded on the NYSE and on the TSX under the symbols “RCI” and “RCI.B”, respectively.  The last reported sales price of our Class B Shares on October 26, 2010 on the NYSE was US$37.22 and on the TSX was $38.13.  The following table sets forth the high and low per share sales prices for our Class B Shares on the NYSE and TSX for the periods indicated.

	Class B Shares
	NYSE		TSX
	High US$	Low US$	High $	Low $
2005 (1)	21.24	12.18	24.80	15.00
2006 (1)	31.05	18.31	35.10	20.84
2007	54.28	29.67	52.20	34.62
2008	46.40	22.61	49.50	29.00
2009	32.38	19.59	37.50	25.40

2008
Quarter 1	45.83	32.17	45.46	32.92
Quarter 2	46.40	36.50	49.50	37.41
Quarter 3	40.30	31.01	40.89	32.29
Quarter 4	34.49	22.61	37.25	29.00

2009
Quarter 1	31.33	19.59	37.50	25.40
Quarter 2	30.56	21.51	33.18	26.37
Quarter 3	29.29	24.20	31.88	28.29
Quarter 4	32.38	26.12	34.27	27.40

2010
Quarter 1	35.62	29.61	35.98	30.64
Quarter 2	37.09	31.99	37.71	33.45
Quarter 3	38.33	31.78	39.23	34.05
April	36.209	33.15	36.65	33.45
May	36.80	31.99	37.29	34.49
June	37.09	32.50	37.71	33.77
July	36.99	31.78	39.39	34.05
August	36.24	33.94	38.20	35.52
September	38.33	35.15	39.26	36.80
October 1 to October 26	40.82	37.80	41.64	38.00

(1)
The sales prices for our Class B Shares reflected above for 2005 and 2006 have been retroactively adjusted by half to reflect a two-for-one split of our Class A Shares and Class B Shares completed on December 29, 2006.

EXPENSES

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the registration of the Class B Shares being offered:

Commission registration fee	US	$8,113.23
Legal fees and expenses		58,500
Accounting fees and expenses		25,000
Printing and mailing expenses		0
NYSE listing fees and expenses		5,000
Total	US	$96,613.23

EXPERTS

Our consolidated financial statements incorporated by reference into this prospectus have been audited by KPMG LLP, as indicated in their report incorporated by reference into this prospectus, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Torys LLP, Canadian legal counsel to RCI, Fasken Martineau DuMoulin LLP, British Columbia legal counsel to RCI and Cravath, Swaine & Moore LLP, U.S. legal counsel to RCI.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 160 of the BCBCA,

(a)  a director or officer of RCI,

(b)  a former director or officer of RCI,

(c)  a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of RCI or at the request of RCI,

(d)  an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of RCI (any corporation or entity referred to in (c) or (d), an “associated corporation”; and any individual described in (a) through (d), an “eligible individual”) or

(e)  any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an “eligible party”),

may be indemnified by RCI against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible individual being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, RCI or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees (“expenses”) related to, any such action or proceeding (an “eligible proceeding”); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

Under Section 161 of the BCBCA, an eligible party must, after the final disposition of an eligible proceeding, be paid by RCI the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding.

Under Section 162 of the BCBCA, an eligible party may be paid by RCI, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that RCI must not pay such expenses unless RCI first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of RCI or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual’s conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of RCI or an associated corporation or (iv) in certain circumstances, RCI is or was prohibited from doing so by its charter (each of items (i) to (iv), a “statutory prohibition”).

Under Section 163 of the BCBCA, RCI must not make an indemnification or payment under Sections 160 to 162 if there is a statutory prohibition.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of RCI or an eligible party, order RCI to indemnify or to pay expenses, despite Sections 160 to 163 of the BCBCA.

The articles of RCI provide that RCI shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer or former director or officer of RCI or a person who acts or acted at RCI’s request as a director or officer, or in a similar capacity of another entity, and the heirs and personal or other legal representatives of such a person, in accordance with, and to the fullest extent and in all circumstances permitted by the BCBCA.  The articles further provide that RCI may enter into indemnification agreements, including without limitation, provisions therein whereby a court order approving indemnification will be applied for, if required.  The foregoing rights and powers of RCI are in addition to and not in substitution for any other rights and powers regarding indemnification, payment of expenses and insurance.

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Under the BCBCA, the articles of RCI may affect the power or obligation of RCI to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

As contemplated by Section 165 of the BCBCA, RCI has purchased insurance against potential claims against the directors or officers of RCI and against loss for which RCI may be required or permitted by law to indemnify such directors and officers.

RCI has entered into indemnification agreements with certain of its officers and directors that indemnify such persons to the maximum amount permitted by applicable law.  Pursuant to these agreements, RCI has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

ITEM 9.  EXHIBITS

The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description
4.1*	Reinvestment Enrollment Participation-Declaration Form of Rogers Communications Inc.
4.2*	Dividend Reinvestment Plan of Rogers Communications Inc.
5.1*	Opinion of Fasken Martineau DuMoulin LLP as to the legality of the Class B Shares being registered
8.1*	Opinion of Torys LLP regarding Canadian tax matters
8.2*	Opinion of Cravath, Swaine & Moore LLP regarding U.S. tax matters
23.1*	Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1)
23.2*	Consent of Torys LLP (contained in Exhibit 8.1)
23.3*	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.2)
23.4*	Consent of KPMG LLP
24.1*	Powers of Attorney (included on the signature pages of this Registration Statement)

*	Filed herewith electronically.

ITEM 10.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Toronto, Province of Ontario, Canada on the 28th day of October, 2010.

ROGERS COMMUNICATIONS INC.

By:	/s/ David Miller
Name: David Miller
Title: Senior Vice President, General Counsel and Secretary

By:	/s/ William Linton
Name: William Linton
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Alan D. Horn, Nadir H. Mohamed, William W. Linton, M. Lorraine Daly and David P. Miller his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

/s/ Nadir H. Mohamed	Director and President and Chief Executive Officer	October 28, 2010
Nadir H. Mohamed	(Principal Executive Officer)

/s/ William W. Linton	Executive Vice President, Finance and Chief Financial Officer	October 28, 2010
William W. Linton	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alan D. Horn	Director and Chairman	October 28, 2010
Alan D. Horn

/s/ Philip B. Lind	Director and Vice Chairman and	October 28, 2010
Philip B. Lind	Executive Vice President, Regulatory

/s/ Edward S. Rogers	Director and Deputy Chairman and Executive Vice President,	October 28, 2010
Edward S. Rogers	Emerging Business and Corporate Development

/s/ Ronald D. Besse	Director	October 28, 2010
Ronald D. Besse

/s/ Charles W.D. Birchall	Director	October 28, 2010
Charles W.D. Birchall

/s/ John H. Clappison	Director	October 28, 2010
John H. Clappison

Signature	Title	Date Signed

/s/ Peter C. Godsoe, O.C.	Director	October 28, 2010
Peter C. Godsoe, O.C.

/s/ Thomas I. Hull	Director	October 28, 2010
Thomas I. Hull

/s/ William T. Schleyer	Director	October 28, 2010
William T. Schleyer

/s/ John H. Tory	Director	October 28, 2010
John H. Tory

/s/ Colin D. Watson	Director	October 28, 2010
Colin D. Watson

/s/ Stephen A. Burch	Director	October 28, 2010
Stephen A. Burch

/s/ Isabelle Marcoux	Director	October 28, 2010
Isabelle Marcoux

/s/ David R. Peterson	Director	October 28, 2010
David R. Peterson

/s/ Melinda M. Rogers	Director and Senior Vice President, Strategy and Development	October 28, 2010
Melinda M. Rogers

/s/ Martha L. Rogers	Director	October 28, 2010
Martha L. Rogers

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Rogers Communications Inc. in the United States, in the City of Newark, State of Delaware on the 28th day of October, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Reinvestment Enrollment Participation-Declaration Form of Rogers Communications Inc.
4.2*	Dividend Reinvestment Plan of Rogers Communications Inc.
5.1*	Opinion of Fasken Martineau DuMoulin LLP as to the legality of the Class B Shares being registered
8.1*	Opinion of Torys LLP regarding Canadian tax matters
8.2*	Opinion of Cravath, Swaine & Moore LLP regarding U.S. tax matters
23.1*	Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1)
23.2*	Consent of Torys LLP (contained in Exhibit 8.1)
23.3*	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.2)
23.4*	Consent of KPMG LLP
24.1*	Powers of Attorney (included on the signature pages of this Registration Statement)

*	Filed herewith electronically.